SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: June 28, 2010
(Date of earliest event reported)

Nu Horizons Electronics Corp

(Exact name of registrant as specified in its charter)

Delaware	001-08798	11-2621097

(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification
incorporation)		Number)

70 Maxess Road, Melville, New York	11747

(Address of principal executive offices)	(Zip Code)

(631) 396-5000

(Registrant's telephone number including area code)

N/A

(Former name or former address, if changed since last report)

Item 1.01     Entry into a Material Definitive Agreement.

On June 28, 2010, Nu Horizons Electronics Corp (the “Registrant”) entered into a new asset-based revolving credit agreement (“Credit Agreement”) with Wells Fargo Capital Finance, part of Wells Fargo & Company, as a lender and as administrative agent, and two other banks (collectively, the “Lenders”).  See Item 2.03 hereof.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 28, 2010, the Registrant entered into the Credit Agreement with the Lenders.  The credit facility established under the Credit Agreement provides for maximum borrowings of $80,000,000 with an option to increase the facility to a maximum borrowing of $110,000,000 under certain circumstances (the “Credit Facility”).  Up to $60 million of the Credit Facility is to be used to finance the Registrant’s United States (“U.S.”) operations (the “U.S. Credit Line”), with the $20 million balance (the “Foreign Credit Line”) to be used to finance the Registrant’s United Kingdom (“U.K.”) and Asian operations.  The Registrant utilized the Credit Facility to pay off and terminate its pre-existing U.S. and U.K. credit facilities; $37.5 million was outstanding under the Credit  Facility as of the close of business on June 28, 2010. The Registrant may borrow, repay and reborrow amounts under the Credit Agreement. Any principal amounts outstanding must be repaid on or before June 28, 2014.

The Credit Agreement provides for borrowings at variable interest rates utilizing an asset-based formula predicated on a percent of qualifying accounts receivable and inventory at any given month end and taking into account the excess credit availability under the Credit Agreement.  As more fully set forth in the Credit Agreement, the Registrant is required to pay interest on any Base Rate loan outstanding monthly in arrears and is required to pay interest on any each Eurodollar loan outstanding in arrears at the end of each applicable interest period.  For the purposes of the Credit Agreement, “Base Rate” shall mean the highest of i) the rate from time to time publicly announced by Wells Fargo, or its successors, as its “prime rate”, subject to each increase or decrease in such prime rate, effective as of the day any such change occurs, whether or not such announced rate is the best rate available at such bank, ii) the Federal Funds Rate from time to time plus one-half (.50%) percent, or iii) the three (3) month London Interbank Offered Rate plus one (1.00%) percent.  The margin applied to borrowings under the Credit Agreement is as follows:

Quarterly Average Consolidated Excess Availability	Applicable Eurodollar Rate Margin	Applicable Base Rate Margin
Less than $20,000,000	3.50%	1.75%
Less than $30,000,000 and greater than or equal to $20,000,000	3.25%	1.50%
Greater than or equal to $30,000,000	3.00%	1.25%

The Registrant and certain if its U.S. subsidiaries are co-borrowers under the U.S. Credit Line,  which is secured by a lien on all of the assets of the Registrant. The Foreign Credit Line is secured by a lien on all of the assets of the Registrant’s U.K. and Singapore subsidiaries and by the pledge by the Registrant of shares of its U.K and Singapore subsidiaries.  The Registrant has guaranteed the obligations of its U.K. and Singapore subsidiaries under the Foreign Credit Line.  The Credit Agreement contains customary restrictive covenants, a financial covenant regarding a minimum fixed charge ratio under certain circumstances, as well as customary events of default.  The obligation of the Registrant and its subsidiaries to pay the amounts outstanding under the Credit Agreement may be accelerated upon the occurrence of any breach of covenant or other such events of default.

All descriptions of the terms the Credit Agreement are qualified by reference to the actual provisions of the Credit Agreement which is filed as Exhibit 10.1 hereto and which are incorporated herein by reference.

On June 28, 2010, the Registrant issued a press release with respect to the matter described above, which is attached hereto as Exhibit 99.1 hereto.

Item. 9.01.       Financial Statements and Exhibits

10.1    Loan and Security Agreement dated June 28, 2010, by and among Nu Horizons Electronics Corp., a Delaware corporation, NIC Components Corp., Nu Horizons International Corp., Razor Electronics, Inc., Titan Supply Chain Services Corp., Nu Horizons Electronics Limited, NIC Components Europe Limited, Nu Horizons Electronics Asia Pte Ltd, NIC Components Asia Pte Ltd, Titan Supply Chain Services Pte Ltd, Nu Horizons Electronics Europe Limited, Titan Supply Chain Services Limited, NuXchange B2B Services, Inc., and Wachovia Capital Finance Corporation (New England), HSBC Business Credit (USA) Inc. and Capital One Bank, N.A.

99.1    Press Release dated June 28, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nu Horizons Electronics Corp.

By:	/s/ Kurt Freudenberg
Kurt Freudenberg
Executive Vice President - Finance

Date: June 28, 2010